UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 18, 2012

INTERNATIONAL SPEEDWAY CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Florida	0-2384	59-0709342
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Daytona Boulevard, Daytona Beach, Florida	32114
(Address of Principal Executive Offices)	(Zip Code)

(386) 254-2700

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

Section 2 – Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Section 7 – Regulation FD

Item 7.01 Regulation FD Disclosure

Section 8 – Other Items

Item 8.01 Other Items

On September 17, 2012, the Company issued a press release which announced the closing of $100.0 million in aggregate principal amount of its 3.95% senior unsecured notes due 2024 (the “Notes”) in a private placement.

The Notes were purchased pursuant to a Note Purchase Agreement entered into by the Company and certain purchasers (the “Note Purchase Agreement”). The Notes will rank pari passu in right of repayment with the Company’s other unsecured senior debt. The Notes will pay interest on a semi-annual basis commencing six months from the date of Closing. The proceeds from the sale of the Notes will be used to repay existing debt. Wells Fargo Securities, LLC acted as placement agent.

The Note Purchase Agreement contains representations and affirmative, negative and financial covenants usual and customary for agreements of this type, including among others covenants that place conditions upon the Company’s and certain subsidiaries’ ability to merge or consolidate with other entities, incur indebtedness, incur liens, and sell material parts of its assets, business or property. The Note Purchase Agreement also contains additional customary events of default, including, without limitation, payment defaults, material inaccuracy of representations or warranties, covenant defaults, certain bankruptcy and insolvency events and change in control. Certain of the Company’s subsidiaries will act as guarantors under the Note Purchase Agreement.

A copy of the Note Purchase Agreement, the Subsidiary Guaranty Agreement and the release are attached as exhibits to this report.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description of Exhibit	Filing Status

10.1	Note Purchase Agreement	Attached herewith

10.2	Subsidiary Guaranty Agreement	Attached herewith

99.1	Press Release	Attached herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL SPEEDWAY CORPORATION (Registrant)

Date: September 18, 2012	By:	/s/ Brett M. Scharback
Brett M. Scharback
Vice President - Deputy General Counsel